Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

March 13, 2012

LAKES ENTERTAINMENT ANNOUNCES

TERMINATION OF JAMUL AGREEMENT

MINNEAPOLIS – March 13, 2012 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ: LACO) announced that it terminated the Pre-Development, Development and Financing Arrangement Agreement (the “Agreement”) by and between Lakes Jamul Development, LLC, a wholly owned subsidiary of Lakes, and the Jamul Indian Village (“Tribe”). While this Agreement was executed on November 22, 2011, Lakes has been working with the Jamul Tribe under various other previous agreements since 1999 to assist with the development of a casino on the Tribe’s reservation outside of San Diego, California.

Due to Lakes’ corporate strategic objectives, Lakes determined that it would not continue to move forward with the project with the Tribe and terminated the Agreement, effective March 13, 2012. Lakes has a continuing obligation to fund Tribal support payments equal to approximately $0.6 million subsequent to the termination date and provide funding of certain professional fees for a period of thirty days from the termination date.

As of the date of termination, Lakes has advanced approximately $57.5 million including accrued interest to the Tribe related to casino development efforts. As a result of the termination of the Agreement, Lakes has determined the fair value of the notes receivable from the Tribe to be zero which were previously recorded at their fair value of $9.6 million as of October 2, 2011. Although the Agreement provides that the Tribe commence repayment of all outstanding amounts within 30 days of such termination, it is not contemplated that the Tribe will have sufficient funds to make such payments unless it opens a gaming facility on its reservation in the future. The Tribe remains obligated to repay the advances and accrued interest, and Lakes continues to have collateral in all revenues from any future casino owned by the Tribe, and the casino’s furnishings and equipment.

Tim Cope, President and Chief Financial Officer of Lakes stated, “We believe that the Jamul Indian Village casino project continues to have great merit. However, this project does not fit with our current business plan for the future of Lakes. We wish the Jamul Tribe much success with its continued progress toward development of their casino project.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes has also submitted a response to a request for proposal to own and manage a casino project in Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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